Exhibit a(iii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                          FEDERATED EQUITY INCOME FUND, INC.

                                 ARTICLES OF AMENDMENT


     FEDERATED  EQUITY INCOME FUND,  INC., a Maryland  corporation  (hereinafter
called  the  "Corporation"),   hereby  certifies  to  the  State  Department  of
Assessments and Taxation that:

     FIRST: The charter of the Corporation is amended by inserting, at the end of Article EIGHTH, new subparagraphs (l) and (m), to read:

      "(l) Notwithstanding any provision of the laws of the State of Maryland or in these Articles of Incorporation requiring a shareholder vote of a greater proportion, the Directors, with the concurrence of a majority of the aggregate number of votes entitled to be cast thereon with respect to any or all series or classes (or, to the extent permitted under Maryland law, approval of a vote of the holders of a majority of the outstanding voting securities of any or all series or classes, as defined in Section 2(a)(42) of the Investment Company Act of 1940), may sell and convey the assets of the Corporation, or a class or series of the Corporation, to another trust or corporation organized under the laws of any state of the United States, which is a diversified open-end management investment company as defined in the Investment Company Act of 1940, for an adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Corporation, or each class or series of the Corporation, and which may include shares of beneficial interest or stock of such trust or corporation. Upon making provision for the payment of all the Corporation's liabilities, by such assumption or otherwise, the Directors shall distribute the remaining proceeds ratably among the holders of the shares of the Corporation then outstanding.

      "(m) To the extent permitted under Maryland law, without the vote of the shares of any class of stock of the Corporation then outstanding, the Corporation may, upon approval of a majority of the Board of Directors, sell and convert into money all the assets of any class or series of the Corporation. Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, accrued or contingent, belonging to the Corporation, or any class or series thereof, the Directors shall distribute the remaining assets of the Corporation ratably among the holders of the outstanding shares of the Corporation or any affected class or series thereof."

     SECOND: The foregoing amendments to the charter of the Corporation were approved by the Board of Directors of the Corporation; and have been duly approved by the shareholders of the Corporation at a special meeting of the shareholders held on November 30, 1999.

     IN WITNESS WHEREOF, Federated Equity Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of January 13, 2000, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                         FEDERATED EQUITY INCOME FUND, INC.




/S/ C. GRANT ANDERSON            By:  /S/ J. CHRISTOPHER DONAHUE
---------------------------           ----------------------------
C. Grant Anderson                        J. Christopher Donahue
Assistant Secretary                      Executive Vice President